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                                   Exhibit 21.
                      Subsidiaries of Hycor Biomedical Inc.

                                                State of
                           Name                 Incorporation
                           ----                 -------------
                  Hycor Biomedical GmbH         Germany
                  Melja Diagnostik GmbH         Germany
                  Medical Specialties Inc.      New Jersey




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